EXHIBIT A





            [Letterhead of Progress Energy Service Company, LLC]


                                                           March 12, 2002


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

                      RE: Progress Energy, Inc., et al. Application/Declaration
                          (File No. 70-9989)
                          -----------------------------------------------------

Ladies and Gentlemen:

            I refer to the Form U-1 Application/Declaration, as amended (the "Application") under the Public Utility Holding Company Act of 1935 (the "Act"), filed with the Securities and Exchange Commission (the "Commission") in File No. 70-9989 by Carolina Power & Light Company (the "Applicant"). I have acted as counsel for the Applicant in connection with the Application.

            As described in the Application, Applicant sought authority under Section 12(d) of the Act, and Rule 44 thereunder, for transfer of its interests in certain electric generation assets and a related generation facility site located in Rowan County, North Carolina (collectively, the "Rowan Assets") to Rowan County Power, LLC ("Rowan") (the "Transaction"). The transfer is a component of a larger reorganization of Progress Energy's wholesale operations.

            In connection with the opinions given herein, I have examined original, certified, or conformed copies of all such corporate records, agreements, instruments, and documents and have made such other investigations as I have deemed necessary or appropriate for the purpose of rendering this opinion. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as conformed copies.

            The opinions expressed below with respect to the Transaction are subject to the following assumptions and conditions:

         (a) The Transaction was duly authorized and approved, to the extent required by the governing documents and applicable state laws, by the Board of Directors of the Applicant.

         (b) The Commission duly entered an appropriate order or orders with respect to the Transaction as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder, and the Transaction was consummated in accordance with the Application and said order or orders.

         (c) The Applicant obtained all consents, waivers and releases, if any, required for the Transaction under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

            Based on the foregoing, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which I deem relevant, I am of the opinion that, at the time the Transaction was consummated:

         1. All state laws applicable to the Transaction were complied with;

         2.     Rowan legally acquired the Rowan Assets in the Transaction;
                and

         3. The consummation of the Transaction did not violate the legal rights of the holders of any securities issued by the Applicant or any of its associate companies.

            I hereby consent to the use of this opinion in connection with a Commission Rule 24 certificate notifying the Commission of completion of the Transaction.

                                 Sincerely,



                                 /s/ Steven Carr
                                 --------------------------
                                 Steven Carr
                                 Associate General Counsel